Exhibit 99.1
Princeton National Bancorp, Inc. Surpasses
First Quarter 2007 Earnings by 46.3%
PRINCETON, Illinois — April 29, 2008 — Princeton National Bancorp, Inc. (NASDAQ: PNBC)
President Tony J. Sorcic stated, “Princeton National Bancorp, Inc. is proud to report net income rose 46.3% to $2.090 million in the first quarter of 2008, compared to $1.429 million in the first quarter 2007. Fully diluted earnings per share of $.63 represent an increase of 50.0% from $.42 in the first quarter of 2007. The return on average equity for the first quarter of 2008 improved 38.9% to 12.22% from 8.80% for the same period in 2007.”
Mr. Sorcic concluded, “The Company also experienced a significant increase in net interest income. While many financial institutions were faced with a shrinking net interest margin due to the prime rate decreases, Princeton National Bancorp, Inc.’s net interest margin (tax equivalent) grew to 3.39% in the first quarter of 2008 from 3.11% in the first quarter of 2007. Based on the current level of assets, this equates to an increase in net (annualized pre-tax) interest income of $2.7 million. The net interest income for the quarter was $7.454 million, compared to $6.392 million in the first quarter of 2007.”
There was also an increase in non-interest income for the first quarter of 2008, $3.153 million versus $2.645 million for the quarter ending March 31, 2007. When comparing the two quarters, the majority of the increase was in the following categories: trust and farm management fees, service charges on deposit accounts, gains on sales of securities available for sale and mortgage banking income. The Company’s non-interest income has equaled or exceeded 1% of average assets for 31 consecutive quarters. Although non-interest expense increased to $7,560,000 in the first quarter of 2008, from $7,272,000 in the first quarter of 2007, as a percentage of average assets non-interest expense decreased from 2.87% to 2.83% over the same timeframe. This is the lowest level since 1991.
Princeton National Bancorp, Inc. experienced a $7.1 million increase in total loans as of March 31, 2008 in comparison to December 31, 2007 and a $73.0 million increase compared to March 31, 2007. The loan to asset ratio improved to 67.1% at March 31, 2008 compared to 63.6% one year earlier. The improved asset mix of the balance sheet added to the outstanding earnings results. The non-performing loans represent 1.93% of the total loan portfolio as of March 31, 2008.
The Company ended the first quarter of 2008 with total core deposits and repurchase agreements of $953.6 million, a $28.0 million increase from year-end 2007 and a $40.0 million increase from March 31, 2007.
At the April 2008 Board of Directors’ meeting, the Directors voted to extend the expiration date of the current 50,000 Share Stock Repurchase Plan for an additional six months. There are currently 30,000 shares remaining under this plan. Under the plan, the Company will repurchase shares of its outstanding common stock in the open market or in private transactions over the next six months. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has 3,299,490 outstanding shares of common stock. Since 1997, the Company has repurchased a total of 1,354,271 shares through stock repurchase programs.
The Board of Directors of Princeton National Bancorp, Inc. declared a dividend of $.28 payable May 27, 2008 to those shareholders of record as of May 9, 2008. This represents an increase of 3.7% from the May 2007 dividend and is the 93rd consecutive dividend.
The stock price closed at $29.73 on March 31, 2008, compared to $24.25 on December 31, 2007 and $30.00 on March 31, 2007. The decrease in stock price from March 2007 is reflective of the banking industry as a whole. Financial stocks have been negatively impacted by the poor earnings reports of many institutions, due to a compressed net interest margin, loan charge-offs and the sub-prime loan issue. As stated in previous communications, the Company has no sub-prime loans in its loan portfolio or as underlying collateral in its investment portfolio.
For detailed financial information, please refer to the attached March 31, 2008 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.087 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS

	March 31,
	2008	December 31,
(dollars in thousands, except share data)	(unaudited)	2007
ASSETS

Cash and due from banks	$24,115	$25,801
Interest-bearing deposits with financial institutions	570	1,803
Federal funds sold	745	0

Total cash and cash equivalents	25,430	27,604

Loans held for sale, at lower of cost or market	3,178	928

Investment securities available-for-sale, at fair value	220,022	218,095
Investment securities held-to-maturity, at amortized cost	16,168	14,578

Total investment securities	236,190	232,673

Loans, net of unearned interest	729,717	722,647
Allowance for loan losses	(3,134)	(3,248)

Net loans	726,583	719,399

Premises and equipment, net	30,466	30,801
Land held for sale, at lower of cost or market	1,344	1,344
Bank-owned life insurance	21,054	22,461
Interest receivable	8,267	10,876
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	4,870	5,090
Other real estate owned	605	833
Other assets	4,448	4,172

TOTAL ASSETS	$1,086,956	$1,080,702

LIABILITIES

Demand deposits	$105,823	$102,452
Interest-bearing demand deposits	254,336	241,749
Savings deposits	62,986	58,401
Time deposits	495,993	488,805

Total deposits	919,138	891,407

Customer repurchase agreements	34,482	34,217
Advances from the Federal Home Loan Bank	10,986	6,984
Interest-bearing demand notes issued to the U.S. Treasury	551	1,838
Federal funds purchased	0	26,500
Trust Preferred securities	25,000	25,000
Note payable	14,550	14,550

Total borrowings	85,569	109,089

Other liabilities	12,048	11,599

Total liabilities	1,016,755	1,012,095

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,391
Surplus	18,306	18,275
Retained earnings	51,864	51,279
Accumulated other comprehensive income (loss), net of tax	1,574	344
Less: Treasury stock	(23,934)	(23,682)

Total stockholders’ equity	70,201	68,607

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,086,956	$1,080,702

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.39%	6.33%
Tier 1 leverage capital ratio	6.12%	6.16%
Tier 1 risk-based capital ratio	7.96%	8.00%
Total risk-based capital ratio	8.35%	8.41%
Book value per share	$21.28	$20.66
Closing market price per share	$29.73	$24.25
End of period shares outstanding	3,299,490	3,308,447
End of period treasury shares outstanding	1,178,805	1,169,848

CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS	THREE MONTHS
	ENDED	ENDED
	Mar. 31, 2008	Mar. 31, 2007
(dollars in thousands, except share data)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$12,350	$11,607
Interest and dividends on investment securities	2,679	3,013
Interest on federal funds sold	25	147
Interest on interest-bearing time deposits in other banks	12	50

Total Interest Income	15,066	14,817

INTEREST EXPENSE

Interest on deposits	6,674	7,478
Interest on borrowings	938	947

Total Interest Expense	7,612	8,425

Net interest income	7,454	6,392
Provision for loan losses	368	185

Net interest income after provision	7,086	6,207

NON-INTEREST INCOME
Trust & farm management fees	476	414
Service charges on deposit accounts	1,092	990
Other service charges	457	461
Gain on sales of securities available-for-sale	276	47
Gain on sale of loans	0	0
Brokerage fee income	219	203
Mortgage banking income	348	272
Bank-owned life insurance	215	196
Other operating income	70	62

Total Non-Interest Income	3,153	2,645

NON-INTEREST EXPENSE
Salaries and employee benefits	4,398	4,180
Occupancy	679	602
Equipment expense	718	779
Federal insurance assessments	84	85
Intangible assets amortization	179	188
Data processing	277	272
Advertising	168	173
Other operating expense	1,057	994

Total Non-Interest Expense	7,560	7,272

Income before income taxes	2,679	1,579
Income tax expense	589	150

Net income	$2,090	$1,429

Net income per share:
BASIC	$0.63	$0.43
DILUTED	$0.63	$0.42

Basic weighted average shares outstanding	3,304,063	3,347,099
Diluted weighted average shares outstanding	3,315,210	3,363,959

PERFORMANCE RATIOS (annualized)

Return on average assets	0.78%	0.57%
Return on average equity	12.22%	8.80%
Net interest margin (tax-equivalent)	3.39%	3.11%
Efficiency ratio (tax-equivalent)	67.66%	75.42%

ASSET QUALITY

Net loan charge-offs	$481	$101
Total non-performing loans	$14,110	$4,909
Non-performing loans as a % of total loans	1.93%	0.75%